EXHIBIT 23.1

Consent of Auditor

We consent to the use of our report dated February 6, 2004 on the balance sheets of Onstream Media Corporation (a development stage company) as of December 31, 2003, and 2002 and the related statements of operations, stockholders’ equity and cash flows for the years then ended, in the Current Report of Onstream Media Corporation on Form 8-K/A as filed with the SEC on March 8, 2005.

/s/ Gutta, Koutoulas & Relis, LLC
GUTTA, KOUTOULAS & RELIS, LLC

Plantation, Florida
March 8, 2005